Exhibit 10.8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is entered into as of the 1st day of December, 2014, by and among Enssolutions LTD., a Canadian, Ontario corporation (“Seller”), Enssolutions Corporation, an Arizona corporation wholly owned by Seller (“Target”), Enssolutions, Inc., a Delaware corporation ("Purchaser") and David C. Lincoln (“Lincoln”).

Recitals

Whereas, Seller desires to sell all of its capital stock in Target to Purchaser.

Whereas, Purchaser is willing to purchase all the outstanding capital stock of Target subject to the terms and conditions contained herein.

Whereas, Lincoln has an outstanding loan of $1.2 million dollars remaining owed by Target which is recorded as (the “Lincoln Loan”).

Whereas, Lincoln is willing to forgive the obligation of Target to repay the Lincoln Loan in exchange for the issuance by Purchaser of 9,000,000 shares of Purchaser’s common stock (the “New Delaware Shares Transaction”).

Whereas, all other parties hereto desire to complete the New Delaware Shares Transaction at the closing.

Now, Therefore, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.        GENERAL.

1.1           Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

"Common Stock" or "Shares" shall mean the Target's Common Stock, or any other class of stock exchanged for Common Stock of the Target.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency or commission, any court or other tribunal; and any other self-regulatory organization such as the Financial Industry Regulatory Authority (FINRA).

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, or implemented by or under the authority of any Governmental Body.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

SECTION 2.       AUTHORIZATION AND SALE OF COMMON STOCK; NEW SHARES TRANSACTION;  CLOSING.

2.1           Sale. Seller shall sell 751,000 shares or 100% of the total outstanding Common Stock of the Target (the "Shares") at a total purchase of $10,000, having the rights, privileges, preferences and restrictions as set forth in the Articles of Incorporation, as amended, in exchange for cash.

2.2           Delivery. At the closing on December 1, 2014 (the "Closing Date"), Seller shall deliver to Purchaser a stock certificate for 751,000 Shares endorsed in blank and Purchaser shall deliver evidence of a bank wire in the amount of $10,000.

2.3           New Delaware Shares Transaction. Effective as of the closing of the sale of the Shares referenced above, on the Closing Date, Lincoln shall be deemed hereby to extinguish and otherwise forgive all rights, title and interest to collect all amounts owed pursuant to the Lincoln Loan, including without limitation all principal and interest outstanding or otherwise due thereunder, in exchange for the issuance by Purchaser of 9,000,000 shares of Purchaser’s common stock (the “New Delaware Shares”). Purchaser shall deliver to Lincoln a stock certificate for the New Delaware Shares promptly after the Closing Date.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser as follows:

3.1           Organization and Standing; Articles and By-Laws.  The Target is a corporation duly organized and existing under, and by virtue of, the laws of the State of Arizona and is in good standing under such laws. The Target has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Target is presently qualified to do business as a foreign corporation in all jurisdictions where such qualification is required.

3.2           Authorization.  The Shares are fully paid and nonassessable and will be free of any liens or encumbrances, other than any liens or encumbrances created by this Agreement. The Shares will not be subject to any preemptive rights or rights of first refusal.

3.3           Financial Statements.  The Target has delivered to Purchaser its audited balance sheet and statements of operations and cash flows as of and for the periods ended December 31, 2012 and 2013, (collectively the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited, unreviewed financial statements do not contain footnotes. The Financial Statements accurately set out and describe the financial condition and operating results of the Target as of the dates, and for the periods, indicated therein.

3.4           Absence of Changes.  Since October 1, 2014:  (a) the Target has not entered into any transaction which was not in the ordinary course of business; (b) there has been no materially adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Target other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse; (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially and adversely affecting the business or operations of the Target; (d) the Target has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock; (e) there has not been any change, except in the ordinary course of business, in the contingent obligations of the Target, by way of guaranty, endorsement, indemnity, warranty or otherwise; and (f) there have not been any loans made by the Target to any of its employees, officers or directors other than travel advances and office advances made in the ordinary course of business.

3.5           Material Liabilities.  Other than as set forth on Schedule 3.5, the Target has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (a) the liabilities and obligations set forth in the Financial Statements, (b) liabilities and obligations which have been incurred subsequent to October 1, 2014 in the ordinary course of business which have not been, in the aggregate, materially adverse, (c) liabilities and obligations under leases for its principal offices and for equipment, and (d) liabilities and obligations under sales, procurement and other contracts and arrangements entered into in the normal course of business.

3.6           Title to Properties and Assets; Liens, etc.  The Target has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than those set forth in Schedule 3.6, (a) the lien of current taxes not yet due and payable, and (b) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Target, and which have not arisen otherwise than in the ordinary course of business.

3.7           Compliance with Other Instruments, None Burdensome, etc.  The Target is not in violation of any term of its Articles of Incorporation or Bylaws, or, in any material respect, of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to the best of Seller's knowledge is not in violation of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply, except where such violation would not materially and adversely affect the Target. The execution, delivery and performance of and compliance with this Agreement will not result in any material violation of, or conflict with, or constitute a material default under, the Target's Articles of Incorporation or Bylaws or any of its agreements or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Target; and there is no such violation or default which materially and adversely affects the business of the Target or any of its properties or assets.

3.8           Intangible Assets.  The Target owns and has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, and technical data required for or incident to the development, manufacture, operation and sale of all products and services proposed to be sold by the Target, free and clear of any rights, liens or claims of others, including without limitation, former employers of all current and former employees, consultants, officers, directors and shareholders of the Target.

3.9           Litigation, etc.  There are no actions, suits, proceedings or investigations pending against the Target or its properties before any court or governmental agency (nor, to Seller's knowledge, is there any reasonable basis therefor or threat thereof).

3.10         Employees.  To the best of Seller's knowledge, no employee of the Target is in violation of any term of any employment contract or any other contract or agreement relating to the relationship of such employee with the Target or any other party because of the nature of the business conducted or to be conducted by the Target.

3.11         Certain Transactions.  Except as set forth on Schedule 3.11, the Target is not indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to the best of Seller's knowledge, shareholders, or any members of their immediate families, are indebted to the Target or have any direct or indirect ownership interest in any firm or corporation with which the Target is affiliated or with which the Target has a business relationship, or any firm or corporation which competes with the Target. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Target. The Target is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.12         Material Contracts and Obligations.  All of the Target's agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts except as such enforcement may be limited by applicable bankruptcy, solvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

3.13         Governmental Consent, etc.  No consent, approval or authorization of (or designation, declaration of filing with) any governmental authority on the part of the Target is required in connection with the valid execution and delivery of this Agreement.

3.14         Tax Matters.  The Target: (a) has timely filed all tax returns that are required to have been filed by it with all appropriate federal, state, county and local governmental agencies (and all such returns fairly reflect the Target's operations for tax purposes); (b) has timely paid all taxes owed by it for which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party (other than taxes the validity of which are being contested in good faith by appropriate proceedings); and (c) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and, to the best of the Target's knowledge, there are no material unresolved questions or claims concerning the Target's tax liability. The Target's tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Target, would result in the assertion by any taxing authority of any valid deficiency in any material amount for taxes.

3.15         Insurance.  The Target maintains insurance of the types and in the amounts which it deems adequate for its business and which is customary for companies in its industry, including, but not limited to, health and accident, workers compensation, general liability insurance and insurance covering all real and personal property owned or leased by its against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect. The Target has fire, casualty and liability insurance policies, in the amount of $4,000,000 per occurrence.

3.16         Benefit, Pension and Profit-Sharing Plans.  The Target has no employee benefit plans or policies of any kind whatsoever, including without limitation, group health or life insurance, sick leave, pension, holiday, vacation or profit-sharing policies or plans. Neither the Target nor any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans. With respect to each plan listed, (i) the Target has performed in all material respects all obligations required to be performed by it under each such plan and each such plan has been established and maintained in all material respects in accordance with items terms and in compliance with all applicable laws, statutes, rules and regulations, including but not limited to the Code and ERISA; (ii) there are no actions, suits or claims pending or threatened (other than routine claims for benefits) against such plan; (iii) each such plan can be amended or terminated after the Closing Date in accordance with its terms, without liability to the Target; and (iv) there are no inquiries or proceedings pending or, to the best knowledge of the Target, threatened by the Internal Revenue Service or the Department of Labor with respect to any such plan.

3.17         OSHA Compliance.  The Target is in full compliance with the Federal Occupational Safety and Health Act of 1970 and the rules and regulations promulgated thereunder and the Target has not received any citations, notices or communications for any violations thereunder.

3.18         Environmental Matters. The Target is in compliance in all material respects with all applicable Environmental Laws. The Target has not received any written notice from a Governmental Body that alleges that they are not in compliance with any Environmental Law that has not been resolved. All Governmental Authorizations currently held by the Target pursuant to Environmental Laws are identified in Schedule 3.18.

3.19         Disclosure.  This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants as follows:

4.1           Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.2           No Valuation Representation. Purchaser acknowledges that it has made its own independent determination as to the value of the Stock and the condition and prospects of Target. Purchaser acknowledges that it is not relying upon Sellers or Sellers’ representatives or any statements made by them with respect to its decision to pay the consideration being paid for the Shares.

SECTION 5.        REPRESENTATIONS AND WARRANTIES RELATED TO THE NEW SHARES  TRANSACTION.

5.1           Representations and Warranties by Lincoln to Purchaser and Target. Lincoln represents and warrants to Purchaser and Target as follows:

(a)          Lincoln has full power and authority to enter into this Agreement and forgive the Lincoln Loan as contemplated hereby. This Agreement, when executed and delivered by Lincoln, will constitute a valid and legally binding obligation of Lincoln, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)          Lincoln has not encumbered, assigned, sold, or otherwise transferred to any third party any rights of Lincoln with respect to the Lincoln Loan.

(c)          Lincoln acknowledges that he has made his own independent determination as to the value of the New Delaware Shares and the condition and prospects of Purchaser. Lincoln acknowledges that he is not relying upon Purchaser or Purchaser’s representatives or any statements made by them with respect to his decision to pay the consideration being paid for the New Delaware Shares.

5.2           Representations and Warranties by Purchaser to Lincoln. Purchaser represents and warrants to Lincoln as follows

(a)          The New Delaware Shares will be when issued fully paid and nonassessable and will be free of any liens or encumbrances. The New Delaware Shares will not be subject to any preemptive rights or rights of first refusal.

(b)          Purchaser is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Purchaser has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Purchaser is presently qualified to do business as a foreign corporation in all jurisdictions where such qualification is required.

(c)          No consent, approval or authorization of (or designation, declaration of filing with) any governmental authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement.

SECTION 6.        MISCELLANEOUS.

6.1           Governing Law.  This Agreement has been entered into in Maricopa County, Arizona and its application and interpretation shall be governed exclusively by its terms and by the laws of the State of Arizona as applied to contracts entered into in Arizona between Arizona residents without regard to the state's rules concerning choice of law. Each party hereby expressly consents to jurisdiction and venue in Maricopa County, Arizona, and any action arising out of or relating to this agreement shall be brought in the state or federal courts, in Maricopa County, Arizona.

6.2           Survival.  The representations, warranties, covenants, and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby.

6.3           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares.

6.4           Entire Agreement.  This Agreement, including any Exhibits and Schedules thereto, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein and all references contained herein to this Agreement also refer to the Exhibits and Schedules attached hereto.

6.5           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on either the signature pages hereof, at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.7           Attorneys' Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.8           Construction. The terms of this Agreement constitute the written expression of the mutual agreement of the parties and shall be construed neutrally and not for or against either party. Whenever a noun or pronoun is used in this Agreement in the singular and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa. As used in this Agreement, the term "party" or "parties" shall mean the parties to this Agreement. The term "person" shall include any individual, entity, trust or association. The headings in this Agreement are inserted for convenience; the provisions of this Agreement shall control in determining the intent hereof.

6.9           Legend.  All certificates for Shares shall bear a restrictive legend that conspicuously refers to this Agreement and is otherwise in the following form:

"The securities represented by this certificate (the "Stock") have not been registered under the Securities Act of 1933, as amended or any other state or federal securities laws. The Stock may not be sold or otherwise transferred unless it is registered under all applicable federal and state securities laws or it is sold or otherwise transferred pursuant to exemptions under all applicable federal and state securities laws. No transfer of this certificate or the Stock evidenced thereby will be made on the books of the Target or otherwise be effective unless authorized pursuant to such Agreement."

The President and Secretary of the Target shall be responsible for ensuring that the appropriate restrictive legend is placed on all certificates of Shares. The foregoing legend shall be removed upon termination of this Agreement in accordance with the provisions hereof.

6.10         Enforcement; Specific Performance; Remedies Cumulative.

(a)          In case any one or more defaults shall occur and be continuing, a party may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law.

(b)          The parties expressly agree that each party may not have adequate remedies at law if the other parties do not perform its obligations under this Agreement. Upon a party's breach of the terms or covenants of this Agreement, the other parties shall, each in addition to all other remedies, be entitled to obtain injunctive relief, and an order for specific performance of the breaching party's obligations hereunder.

6.11         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures Appear on the Following Page]

In Witness Whereof, the parties hereto have executed this Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

SELLER:

Enssolutions LTD., a Canadian, Ontario corporation

By:	/s/ Darren Dierich
Darren Dierich, President

TARGET:

Enssolutions Corporation, an Arizona corporation

By:	/s/Darren Dierich
Darren Dierich, President

PURCHASER:

Enssolutions, Inc., a Delaware corporation

By:	/s/ Darren Dierich
Darren Dierich, CEO

LINCOLN:

/s/ David C. Lincoln
David C. Lincoln

Schedule 3.5

None.

Schedule 3.6

None.

Schedule 3.11

None

Schedule 3.18

None.